Exhibit 99


                                  PRESS RELEASE


ASHEVILLE, North Carolina - September 5, 2000, Weststar Financial Services Corporation, the parent company of The Bank of Asheville, Asheville, North Carolina ("Weststar Financial"; OTCBB: WFSC), has filed a Registration Statement with the Securities and Exchange Commission ("SEC") to conduct a public offering of its Common Stock. At this time, Weststar Financial is not offering any securities for sale because the SEC must first review the filing and grant permission before any securities can be sold.

Weststar Financial is proposing to offer between 117,600 and 410,000 shares of its Common Stock at a price yet to be determined. Assuming that there are no significant delays resulting from the SEC's review of the filing, Weststar Financial anticipates that the offering will begin in early to mid October.

Weststar Financial intends to sell primarily in the markets where it has established branches in and around Asheville and Buncombe County. Wachovia Securities, Inc., Charlotte, North Carolina, has agreed to offer some of the shares on a "best efforts" basis to its clients in the greater Asheville Metropolitan area through its retail division, IJL Wachovia. The offering proceeds will be used to enhance The Bank of Asheville's liquidity position, provide funding or capital to the Bank to support additional branch locations and for general corporate purposes.

The Registration Statement relating to these securities has been filed with the SEC, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.